Exhibit 5.1

June 10, 2021

Thumzup Media Corporation.

711 S. Carson Street, Suite 4

Carson City, Nevada 89701

Re:	Registration on Form S-1 No. 333-255624.

Ladies and Gentlemen:

We have acted as counsel to Thumzup Media Corporation., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-255624) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale by the selling stockholders (the “Selling Stockholders”) set forth in the Registration Statement (including the prospectus constituting part thereof (the “Resale Prospectus”) of 2,765,438 shares of Common Stock, (the “Resale Shares”) from time to time in accordance with the Plan of Distribution contained in the Resale Prospectus. The Resale Shares include 2,010,938 shares of common stock that are issuable upon conversion of certain promissory notes in the aggregate amount of $215,000 and accrued interest (the “Note Shares”) held by certain of the selling shareholders (the “Senior Convertible Notes”).

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter we are of the opinion that the Resale Shares have been duly authorized, and as to the Note Shares when converted in accordance with the terms of the Senior Convertible Notes will be, validly issued. fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective, (ii) the Resale Shares will be sold by the Selling Stockholders in the manner contemplated by the Resale Prospectus; (iii) the Resale Prospectus will be timely filed with the Commission; and (iv) Resale Shares will be issued in compliance with applicable federal and state securities laws.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Law Offices of Aaron A. Grunfeld